Exhibit 10.3

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of June 30, 2021 (the “Effective Date”), by and between Chee Corp., a Nevada corporation (“Chee”), and Aaron Klusman. The foregoing may each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.       The Parties executed a Binding Letter of Intent dated December 15, 2020 (the “LOI”) relating to the purchase by Chee of 100% of the equity membership interest in Klusman Family Holdings, LLC (“KFH”) from Mr. Klusman.

B.       Due to unforeseen difficulties in its implementation, the Parties now desire to terminate the LOI and mutually release all Parties from all obligations and liabilities thereunder.

AGREEMENT

NOW THEREFORE, for valuable consideration, the Parties agree as follows:

1.       Termination. The Parties hereby agree that the LOI is terminated as of the date above and that all obligations and liabilities referred to therein shall be of no force and effect.

2.       Mutual Release. The Parties mutually release and forever discharge each other Party and their respective directors, members, officers, representatives, successors, and assigns from any and all actions, causes of action, suits, debts, covenants, disputes, agreements, promises, damages, judgments, claims, and demands stemming from the LOI, whether in law or in equity, that they ever had, now have, or that they may have, by reason of any act, omission, matter, cause, or thing occurring at any time prior to the execution of this Termination Agreement, whether known or unknown, suspected or unsuspected, foreseen or unforeseen. For clarity, however, nothing in the foregoing sentence releases KFH from any of its obligations to Chee, or waives any rights or remedies held by Chee, pursuant to any Promissory Notes executed by KFH and payable to Chee or arising under any other agreement between KFH or Mr. Klusman and Chee.

3.       Further Assurances. Each Party shall fully cooperate with each other Party with respect to the performance of this Termination Agreement. Each Party will provide or make available to the other Party any information and will execute, acknowledge, and deliver such further documents that may reasonably be required in order to effectively perform this Termination Agreement.

4.       Governing Law. This Termination Agreement is to be governed and construed in accordance with the internal laws (and not choice of laws) of the State of Arizona.

5.       Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which will constitute an original document and all of which together shall constitute one instrument. The exchange of executed counterparts of this Termination Agreement by .pdf or other electronic transmission will constitute effective execution and delivery of this Termination Agreement, and such counterparts may be used in lieu of the original for all purposes.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first above written.

CHEE CORP.,
a Nevada corporation

By:	/s/ Rick Gean
Rick Gean, CFO, Secretary, and Treasurer

AARON KLUSMAN

/a/ Aaron Klusman